Exhibit 2.1

AMENDMENT NO. 1

Dated as of October 5, 2004

TO THE

AGREEMENT AND PLAN OF MERGER

Dated as of March 29, 2004

By and Among

USA MOBILITY, INC.

WIZARDS ACQUIRING SUB, INC.

METROCALL HOLDINGS, INC.,

PATRIOTS ACQUIRING SUB, INC.

AND

ARCH WIRELESS, INC.

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

      AMENDMENT NO. 1 (this “Amendment”), dated as of October 5, 2004, to the Agreement and Plan of Merger (the “Agreement”), dated as of March 29, 2004, among USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.), a Delaware corporation (“Parent”), Wizards Acquiring Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Metrocall Acquiring Sub”), Metrocall Holdings, Inc., a Delaware corporation (“Metrocall”), Patriots Acquiring Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Arch Acquiring Sub”), and Arch Wireless, Inc., a Delaware corporation (“Arch”).

      All capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement, as amended hereby. Unless otherwise indicated, all references to Exhibits, Schedules and Sections in this Amendment shall refer to the respective Exhibits, Schedules and Sections of the Agreement.

      The parties have agreed to amend certain provisions of the Agreement as set forth herein pursuant to the terms and conditions hereof.

      Accordingly, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      Section 1.     Amendments to Section 6.14 of the Agreement (Directors of Parent and Surviving Corporation).

      (a) Section 6.14(a) of the Agreement is hereby replaced in its entirety with the following:

      “No later than 1 business days prior to the Effective Time, Metrocall shall cause parent to appoint the eight directors set forth in Section 1 of Schedule A attached hereto to the Parent Board. Immediately after the Effective Time, (i) eight of the nine directors constituting the full Parent board shall be set forth in Section 2 of Schedule A attached hereto and (ii) the ninth director shall be the individual nominated by the Arch Board to serve on the Parent Board as set forth in Section 6 of Schedule A (or if such individual is unable to serve on the Parent Board as a result of death or incapacitation, the individual nominated by the Arch Board to serve on the Parent Board as the alternate ninth director as set forth in Section 7 of Schedule A), and Section 2 of Schedule A shall be amended accordingly. The parties intend that the selection of the ninth member of the Parent Board shall be deemed to have been made by the Arch Board and shall not constitute or give rise, upon consummation of the Transactions, to a “Change in Control” under Arch’s Management Long-Term Incentive Plan, the Arch Stock Plan or any related Restricted Stock Agreement or under the respective employment agreements of Messrs. Baker, Daniels and Pottle. Prior to the Effective Time, the Chairman of the Parent Board shall be the member of the Metrocall Board designated as such on Section 1 of Schedule A; provided that if prior to the Effective Time such person is unable or unwilling to serve in such capacity, another person selected to serve on the Parent Board will be promptly selected and approved to serve as the Chairman of the Parent Board by not less than five of the nine persons selected to serve on the Parent Board, and Section 1 of Schedule A shall be amended accordingly. Immediately after the Effective Time, the Chairman of the Parent Board shall be the member of the Metrocall Board designated as such on Section 2 of Schedule A; provided that if prior to the Effective Time such person is unable or unwilling to serve in such capacity, another person selected to serve on the Parent Board will be promptly selected and approved to serve as the Chairman of the Parent Board by not less than five of the nine persons selected to serve on the Parent Board, and Section 2 of Schedule A shall be amended accordingly.”

      (b) Section 6.14(b) of the Agreement is hereby replaced in its entirety with the following:

      “Prior to the Effective Time, the Parent Board shall meet and cause the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Parent Board to be formed comprising the persons set forth in Sections 3, 4 and 5, respectively, of Schedule A attached hereto, each such Person to serve from prior to the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws. The Chairman of each of the Audit Committee, Compensation Committee and Nominating

and Governance Committee of the Parent Board shall be selected and approved to so serve by a majority of persons selected to serve on the Parent Board set forth on Section 1 of Schedule A attached hereto.”

      (c) Section 6.14(c) of the Agreement is hereby replaced in its entirety with the following:

      “In the event that any individual listed in Sections 1, 2, 3, 4, or 5 of Schedule A who is a member of the Metrocall Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof prior to and through the Effective Time, then, prior to the Effective Time, the Metrocall Board shall designate a candidate to replace such individual, which candidate shall be approved by the Arch Board, such approval not to be unreasonably withheld, and the relevant sections of Schedule A shall be amended accordingly.”

      (d) Section 6.14(d) of the Agreement is hereby replaced in its entirety with the following:

      “In the event that any individual listed in Sections 1, 2, 3, 4 or 5 of Schedule A who is a member of the Arch Board on the date hereof is unable or unwilling to serve on the Parent Board or any committee thereof prior to and through the Effective Time, then, prior to the Effective Time, the Arch Board shall designate a candidate to replace such individual, which candidate shall be approved by the Metrocall Board, such approval not to be unreasonably withheld, and the relevant section(s) of Schedule A shall be amended accordingly.”

      (e) Section 6.14(f) of the Agreement is hereby replaced in its entirety with the following:

      “Each of the Persons listed in Section 1 of Schedule A shall serve from his or her appointment to the Parent Board prior to the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws. The Ninth Director listed in Section 2 of Schedule A shall serve from immediately after the Effective Time until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal in accordance with the Parent Certificate of Incorporation and Parent Bylaws.”

      Section 2.       Amendments to Exhibits to the Agreement.

      Each of Exhibit A-1 and Exhibit A-2 is hereby replaced in its entirety with Exhibit A-1 and Exhibit A-2 attached hereto, respectively.

      Section 3.       Amendment to Schedule A to the Agreement.

Schedule A to the Agreement is hereby replaced in its entirety with Schedule A attached hereto.

      Section 4.       Amendment to Section 5.1 of the Arch Disclosure Schedule (Conduct of Business by Metrocall and Arch Pending the Merger). Section 5.1 of the Arch Disclosure Schedule is hereby amended by adding the following to the end of such Section:

“Arch’s Board may authorize amendments to the related Nonstatutory Stock Option Agreements (each, an “Option Agreement”) between Arch and its directors for the sole purpose of replacing the number ‘60’ in Section 3(c) of each Option Agreement with the number ‘210’.”

      Section 5.       Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Agreement shall mean the Agreement as modified by the provisions of this Amendment.

      Section 6. This Amendment may be executed by the parties in counterparts, in which event shall be deemed an original and all of which together shall constitute but one agreement. Notwithstanding the foregoing, the parties may deliver executed counterparts via facsimile transmission, with original counterparts to be delivered in due course, which shall be effective as delivery of an original.

All other terms and conditions of Article IX of the Agreement are incorporated into this Amendment by reference.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Amendment to be signed and delivered by their respective officers as of the date first written above.

USA MOBILITY, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

WIZARDS ACQUIRING SUB, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

METROCALL HOLDINGS, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer and President

PATRIOTS ACQUIRING SUB, INC.

By:	/s/ VINCENT D. KELLY

Name: Vincent D. Kelly
Title: Chief Executive Officer

ARCH WIRELESS, INC.

By:	/s/ WILLIAM E. REDMOND, JR.

Name: William E. Redmond, Jr.
Title: Director

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